April 27, 2021	Registration Statement Nos. 333-236659 and 333-236659-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

$1,000,000

Yield Notes Linked to the Ordinary Shares of Ichor Holdings, Ltd. due July 30, 2021

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

•	The notes are designed for investors who seek a higher interest rate than either the current dividend yield on the Reference Stock or the yield on a conventional debt security with the same maturity issued by us. The notes will pay 2.25% interest over the term of the notes, payable at a rate of 0.75% per month.
•	Investors should be willing to accept the risk of losing some or all of their principal and be willing to forgo dividend payments, in exchange for Interest Payments.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes priced on April 27, 2021 (the “Pricing Date”) and are expected to settle on or about April 30, 2021. The Strike Value has been determined by reference to certain intraday trades in the Reference Stock that occurred on the Pricing Date and not by reference to the closing price of one share of the Reference Stock on the Pricing Date.
•	CUSIP: 48132T3H7

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$9	$991
Total	$1,000,000	$9,000	$991,000

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $9.00 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The estimated value of the notes, when the terms of the notes were set, was $969.10 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 4-II dated November 4, 2020 and the prospectus and prospectus supplement, each dated April 8, 2020

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Reference Stock: The ordinary shares of Ichor Holdings, Ltd., par value $0.0001 per share (Bloomberg ticker: ICHRI). We refer to Ichor Holdings, Ltd. as “Ichor.”

Interest Payments:

You will receive on each Interest Payment Date for each $1,000 principal amount note an Interest Payment equal to $7.50 (equivalent to an Interest Rate of 2.25% over the term of the notes, payable at a rate of 0.75% per month).

Interest Rate: 2.25% over the term of the notes, payable at a rate of 0.75% per month

Trigger Value: $36.83, which is approximately 61.66081% of the Strike Value

Pricing Date: April 27, 2021

Original Issue Date (Settlement Date): On or about April 30, 2021

Interest Payment Dates*: June 2, 2021, July 1, 2021 and the Maturity Date

Observation Date*: July 27, 2021

Maturity Date*: July 30, 2021

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Payment at Maturity:

If (i) the Final Value is greater than or equal to the Strike Value or (ii) a Trigger Event has not occurred, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Interest Payment applicable to the Maturity Date.

If (i) the Final Value is less than the Strike Value and (ii) a Trigger Event has occurred, your cash payment at maturity per $1,000 principal amount note, in addition to the Interest Payment applicable to the Maturity Date, will be calculated as follows:

$1,000 + ($1,000 × Stock Return)

If (i) the Final Value is less than the Strike Value and (ii) a Trigger Event has occurred, you will lose some or all of your principal amount at maturity.

Trigger Event: A Trigger Event occurs if, on any day during the Monitoring Period, the closing price of one share of the Reference Stock is less than the Trigger Value.

Monitoring Period: The period from but excluding the Pricing Date to and including the Observation Date

Stock Return:

(Final Value – Strike Value)
Strike Value

Strike Value: $59.73, determined on the Pricing Date based on certain intraday trades in the Reference Stock that occurred on the Pricing Date in the sole discretion of the calculation agent. The Strike Value is not the closing price of one share of the Reference Stock on the Pricing Date. See “Selected Risk Considerations — Potential Conflicts” in this pricing supplement.

Final Value: The closing price of one share of the Reference Stock on the Observation Date

Stock Adjustment Factor: The Stock Adjustment Factor is referenced in determining the closing price of one share of the Reference Stock and is set equal to 1.0 on the Strike Date. The Stock Adjustment Factor is subject to adjustment upon the occurrence of certain corporate events affecting the Reference Stock. See “The Underlyings — Reference Stocks — Anti-Dilution Adjustments” and “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement for further information.

PS-1 | Structured Investments Yield Notes Linked to the Ordinary Shares of Ichor Holdings, Ltd.

How the Notes Work

Payment at Maturity

Total Interest Payments

The total Interest Payments per $1,000 principal amount note over the term of the notes based on the Interest Rate of 2.25% over the term of the notes is $22.50.

Hypothetical Payout Examples

The following examples illustrate payments on the notes linked to a hypothetical Reference Stock, assuming a range of performances for the hypothetical Reference Stock on the Observation Date. The hypothetical payments set forth below assume the following:

•	a Strike Value of $100.00;
•	a Trigger Value of $61.66081 (equal to 61.66081% of the hypothetical Strike Value); and

•        an Interest Rate of 2.25% over the term of the notes (payable at a rate of 0.75% per month).

The hypothetical Strike Value of $100.00 has been chosen for illustrative purposes only and does not represent the actual Strike Value. The actual Strike Value has been determined on the Pricing Date in the sole discretion of the calculation agent and is specified under “Key Terms — Strike Value” in this pricing supplement. For historical data regarding the actual closing prices of one share of the Reference Stock, please see the historical information set forth under “The Reference Stock” in this pricing supplement.

Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1 — The Final Value is greater than or equal to the Strike Value and a Trigger Event has occurred.

Date	Closing Price
Observation Date	$105.00	Final Value is greater than Strike Value
	Total Payment	$1,022.50 (2.25% return)

Because the Final Value is greater than or equal to the Strike Value, even though a Trigger Event has occurred, the payment at maturity, for each $1,000 principal amount note, will be $1,007.50 (or $1,000 plus the Interest Payment applicable to the Maturity Date). When added to the Interest Payments received with respect to the prior Interest Payment Dates, the total amount paid, for each $1,000 principal amount note, is $1,022.50.

PS-2 | Structured Investments Yield Notes Linked to the Ordinary Shares of Ichor Holdings, Ltd.

Example 2 — The Final Value is less than the Strike Value and a Trigger Event has NOT occurred.

Date	Closing Price
Observation Date	$70.00	Final Value is less than Strike Value
	Total Payment	$1,022.50 (2.25% return)

Because a Trigger Event has not occurred, even though the Final Value is less than the Strike Value, the payment at maturity, for each $1,000 principal amount note, will be $1,007.50 (or $1,000 plus the Interest Payment applicable to the Maturity Date). When added to the Interest Payments received with respect to the prior Interest Payment Dates, the total amount paid, for each $1,000 principal amount note, is $1,022.50.

Example 3 — The Final Value is less than the Strike Value and a Trigger Event has occurred.

Date	Closing Price
Observation Date	$50.00	Final Value is less than Strike Value
	Total Payment	$522.50 (-47.75% return)

Because the Final Value is less than the Strike Value, a Trigger Event has occurred and the Stock Return is -50.00%, the payment at maturity will be $507.50 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (-50.00%)] + $7.50 = $57.50

When added to the Interest Payments received with respect to the prior Interest Payment Dates, the total amount paid, for each $1,000 principal amount note, is $522.50.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and product supplement.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The notes do not guarantee any return of principal. If (i) the Final Value is less than the Strike Value and (ii) a Trigger Event has occurred, you will lose 1% of the principal amount of your notes for every 1% that the Final Value is less than the Strike Value. Accordingly, under these circumstances, you will lose some or all of your principal amount at maturity.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED TO THE SUM OF THE INTEREST PAYMENTS PAID OVER THE TERM OF THE NOTES,

regardless of any appreciation in the price of the Reference Stock, which may be significant. You will not participate in any appreciation in the price of the Reference Stock.

PS-3 | Structured Investments Yield Notes Linked to the Ordinary Shares of Ichor Holdings, Ltd.

•	THE BENEFIT PROVIDED BY THE TRIGGER VALUE MAY TERMINATE ON ANY DAY DURING THE MONITORING PERIOD —

If, on any day during the Monitoring Period, the closing price of one share of the Reference Stock is less than the Trigger Value (i.e., a Trigger Event occurs), the benefit provided by the Trigger Value will terminate and you will be fully exposed to any depreciation in the closing price of one share of the Reference Stock. You will be subject to this potential loss of principal even if the Reference Stock subsequently recovers such that the closing price of one share of the Reference Stock is greater than or equal to the Trigger Value.

•	YOU WILL NOT RECEIVE DIVIDENDS ON THE REFERENCE STOCK OR HAVE ANY RIGHTS WITH RESPECT TO THE REFERENCE STOCK.
•	THE RISK OF THE CLOSING PRICE OF ONE SHARE OF THE REFERENCE STOCK FALLING BELOW THE TRIGGER VALUE IS GREATER IF THE PRICE OF ONE SHARE OF THE REFERENCE STOCK IS VOLATILE.
•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

In addition, although the calculation agent has made all determinations and has taken all actions in relation to the establishment of the Strike Value in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of your notes. The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions, including the determination of the Strike Value, that may affect the value of your notes.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

PS-4 | Structured Investments Yield Notes Linked to the Ordinary Shares of Ichor Holdings, Ltd.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of one share of the Reference Stock. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Risks Relating to the Reference Stock

•	NO AFFILIATION WITH THE REFERENCE STOCK ISSUER —

We have not independently verified any of the information about the Reference Stock issuer contained in this pricing supplement. You should undertake your own investigation into the Reference Stock and its issuer. We are not responsible for the Reference Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

•	RISKS ASSOCIATED WITH NON-U.S. COMPANIES —

The Reference Stock has been issued by a non-U.S. company.  Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the home countries of the issuers of those non-U.S. equity securities.

•	LIMITED TRADING HISTORY —

The Reference Stock commenced trading on The NASDAQ Stock Market on December 9, 2016 and therefore has limited historical performance. Accordingly, historical information for the Reference Stock is available only since that date. Past performance should not be considered indicative of future performance.

•	THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCK IS LIMITED AND MAY BE DISCRETIONARY —

The calculation agent will not make an adjustment in response to all events that could affect the Reference Stock. The calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

PS-5 | Structured Investments Yield Notes Linked to the Ordinary Shares of Ichor Holdings, Ltd.

The Reference Stock

All information contained herein on the Reference Stock and on Ichor is derived from publicly available sources, without independent verification. According to its publicly available filings with the SEC, Ichor, a Cayman Islands company, designs, engineers and manufactures fluid delivery subsystems and components for semiconductor capital equipment. The ordinary shares of Ichor, par value $0.0001 per share (Bloomberg ticker: ICHOR), is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Ichor in the accompanying product supplement. Information provided to or filed with the SEC by Ichor pursuant to the Exchange Act can be located by reference to the SEC file number 001-37961, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.

Historical Information

The following graph sets forth the historical performance of the Reference Stock based on the weekly historical closing prices of one share of the Reference Stock from December 9, 2016 through April 23, 2021.  The Reference Stock commenced trading on The NASDAQ Stock Market on December 9, 2016 and therefore has limited historical performance. The closing price of one share of the Reference Stock on April 27, 2021 was $60.00. We obtained the closing prices above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices above and below may have been adjusted by Bloomberg for corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

The historical closing prices of one share of the Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the Reference Stock on the Observation Date. There can be no assurance that the performance of the Reference Stock will result in the return of any of your principal amount.

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-II.  Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, and on current market conditions, in determining our reporting responsibilities we intend to treat the notes for U.S. federal income tax purposes as units each consisting of: (x) a cash-settled Put Option written by you that, in circumstances where the payment due at maturity is less than the principal amount (excluding accrued but unpaid interest), requires you to pay us an amount equal to the principal amount multiplied by the absolute value of the Stock Return and (y) a Deposit of $1,000 per $1,000 principal amount note to secure your potential obligation under the Put Option, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Units Each Comprising a Put Option and a Deposit” in the accompanying product supplement, and in particular in the subsection thereof entitled “— Notes with a Term of Not More than One Year.”  By purchasing the notes, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to follow this treatment and the allocation described in the following paragraph.  However, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The

PS-6 | Structured Investments Yield Notes Linked to the Ordinary Shares of Ichor Holdings, Ltd.

notice focuses on a number of issues, the most relevant of which for investors in the notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income); the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax; and whether investors in short-term instruments should be required to accrue income.  While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

In determining our reporting responsibilities, we intend to treat approximately 1.56% of each Interest Payment as interest on the Deposit and the remainder as Put Premium.  Assuming that the treatment of the notes as units each comprising a Put Option and a Deposit is respected, amounts treated as interest on the Deposit will be taxed as ordinary income, while the Put Premium will not be taken into account prior to sale or settlement.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

The discussions above and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the 2007 notice.  Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisers with respect to the tax consequences of an investment in the notes, including possible alternative treatments, as well as the allocation of the purchase price of the notes between the Deposit and the Put Option.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On

PS-7 | Structured Investments Yield Notes Linked to the Ordinary Shares of Ichor Holdings, Ltd.

future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “How the Notes Work” and “Hypothetical Payout Examples” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Reference Stock” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Validity of the Notes and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been executed and issued by JPMorgan Financial and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the

PS-8 | Structured Investments Yield Notes Linked to the Ordinary Shares of Ichor Holdings, Ltd.

effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 26, 2020, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 26, 2020.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-II dated November 4, 2020::

http://www.sec.gov/Archives/edgar/data/19617/000095010320021467/crt_dp139322-424b2.pdf

•	Prospectus supplement and prospectus, each dated April 8, 2020:

http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-9 | Structured Investments Yield Notes Linked to the Ordinary Shares of Ichor Holdings, Ltd.